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                             NICOLAZZO & ASSOCIATES

FOR IMMEDIATE RELEASE                   CONTACT:  RICHARD E. NICOLAZZO
                                                  NICOLAZZO & ASSOCIATES
                                                  PHONE: 617/227-4150
                                                  FAX:   617/227-3789

                BOSTON BANCORP TO BE ACQUIRED BY BANK OF BOSTON

        BOSTON, MA, October 11, 1995 -- the Boston Bancorp (NASDAQ:SBOS) announced today it has reached an agreement to be acquired by Bank of Boston Corporation. The acquisition agreement, which was approved by the boards of directors of The Boston Bancorp and its subsidiary, South Boston Savings Bank, is subject to approvals by regulators and Boston Bancorp's shareholders.

        According to Robert E. Lee, Chairman, President and CEO of The Boston Bancorp, "When the transaction is completed we will have maximized shareholder value and provided our customers with a broader range of new products and services."

        In addition, Lee said, "I'm confident Bank of Boston will continue its tradition of being an exemplary neighbor and community focused institution." He continued, "Along with its great resources, historically, it has been deeply rooted in Boston's neighborhoods and has always assigned a high priority to its branch network."

        Under the terms of the agreement, the Boston Bancorp's shareholders will receive, in a tax-free exchange, shares of Bank of Boston stock with a value (based on the price of Bank of Boston stock during a period preceding the closing) equal to Boston Bancorp's adjusted net book value at closing plus an acquisition premium of $40.6 million.

        The pre-closing transactions and calculations that will affect book value at closing will include the conversion of most of Boston Bancorp's $1.6 billion investment portfolio into cash equivalents for re-investment by Bank of Boston after the closing, and the sale of Boston Bancorp's $130 million multi-family and commercial real estate loan portfolio. The adjusted book value will also reflect the recapture of Boston Bancorp's savings bank tax bad debt reserve, which is expected to reduce adjusted net book value at closing by approximately $11 million.

        Because the consideration to be received by Boston Bancorp shareholders will be a function of adjusted net book value at closing, it is not possible to predict the per share value of the transaction with certainty. However, assuming the Company's assets (including its $1.6 billion investment portfolio) retain their current value and assuming the transaction is closed in June 1996, the Boston Bancorp currently estimates that its shareholders may receive $39.50 to $42.50 per share of Bank of Boston stock. Actual consideration received by the Company's shareholders may be materially higher or lower than these amounts (see Table).

        The Boston Bancorp is the holding company for the South Boston Savings Bank, a state-chartered stock savings bank headquartered in South Boston, Massachusetts. The bank has full-service offices in South Boston, Dorchester, Quincy, North Quincy, Weymouth, Needham and West Roxbury.

Table
ILLUSTRATIONS OF THE EFFECT OF CHANGES IN THE VALUE OF
THE BOSTON BANCORP'S $1.6 BILLION INVESTMENT PORTFOLIO

IF THE INVESTMENT PORTFOLIO:            ESTIMATED PER SHARE RANGE WILL BE:

equals its value at 9/30/95                      $39.50 to $42.50
appreciates by $10 million (after tax)           $41.30 to $44.30
appreciates by $20 million (after tax)           $43.11 to $46.11
depreciates by $10 million (after tax)           $37.70 to $40.70
depreciates by $20 million (after tax)           $35.89 to $38.89

Actual experience may be greater or smaller than the illustrated examples.